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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 14th day of March, 2005 (the "Effective Date"), by and between Bennett K. Hatfield ("Executive") and International Coal Group, Inc. (the "Company"), a Delaware corporation.

                                    RECITALS:

      A. ICG desires to employ Executive, and Executive desires to be employed by ICG, under the terms and conditions of this Agreement.

      B. The Board of Directors has also determined that it is in the best interests of the stockholders and ICG to promote stability among key officers.

      IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS.

      1.1 "ACCOUNTANTS" has the meaning set forth in Section 10.7(B)(i).

      1.2 "ANNUAL BONUS" has the meaning set forth in Section 5.2.

      1.3 "APPLICANT VIOLATOR SYSTEM" has the meaning set forth in Section 12.4.

      1.4 "BASE SALARY" has the meaning set forth in Section 5.1.

      1.5 "BOARD" or "BOARD OF DIRECTORS" means the board of directors of the Company.

      1.6 "CAUSE" means (A) the commission by Executive of (i) a felony or (ii) any serious crime involving fraud, dishonesty or breach of trust; (B) gross negligence or intentional misconduct by Executive with respect to ICG or in the performance of his duties to ICG; (C) failure to follow a reasonable, lawful and specific direction of the Board of Directors; (D) failure by Executive to cooperate in any corporate investigation; or (E) breach by Executive of any material provision of this Agreement, which breach is not corrected by Executive within ten (10) calendar days after receipt by Executive of written notice from ICG of such breach. For purposes of this definition, no act or failure to act by the Executive shall be considered "intentional" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of ICG.

      1.7 "CHANGE IN CONTROL" means that (A) WL Ross & Co. LLC's percentage of Company Stock held (9.2% on the Effective Date) is reduced by 50% or more solely as a result of a sale by WL Ross & Co. LLC of Company Stock, or (B) a person or entity acquires 40% or more of Company Stock after which the individuals who constitute the Board immediately prior to such acquisition cease for any reason to constitute at least a majority thereof.

      1.8 "CODE" has the meaning set forth in Section 5.3(B).

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      1.9 "COMPANY STOCK" has the meaning set forth in Section 5.3(A)(i).

      1.10 "COVERED PAYMENTS" has the meaning set forth in Section 10.7(A).

      1.11 "DISABILITY" or "DISABLED" means the absence of Executive from Executive's duties with the Company on a full time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative.

      1.12 "EBITDA" has the meaning set forth in Section 5.2.

      1.13 "EXCISE TAX" has the meaning set forth in Section 10.7(A).

      1.14 "EXCISE TAX REIMBURSEMENT" has the meaning set forth in Section 10.7(A).

      1.15 "GOOD REASON" means the termination of Executive's employment by Executive pursuant to Section 9.2, such written notice being given within thirty
(30) days of the occurrence of any of the following events:

            (A) involuntary reduction in Executive's Base Salary unless with Executive's consent such reduction occurs simultaneously with a reduction in officers' salaries generally applicable on a company-wide basis;

            (B) involuntary discontinuance or reduction in Executive's Annual Bonus award opportunities unless with Executive's consent such discontinuance or reduction occurs simultaneously with a generally applicable company-wide reduction or elimination of all officers' bonus awards occurs simultaneously with such discontinuance or reduction;

            (C) involuntary discontinuance of Executive's participation in any employee benefit plan or plans maintained by ICG unless such plan(s) are discontinued by reason of law or loss of tax deductibility to ICG with respect to contributions to such plan(s), or with Executive's consent such discontinuance occurs as a matter of ICG policy applied equally to all participants in such plan(s) that are in the same classification of employees as Executive;

            (D) failure to obtain an assumption of ICG's obligations under this Agreement by any successor to ICG, regardless of whether such entity becomes a successor to ICG as a result of a merger, consolidation, sale of assets of ICG, or other form of reorganization, except when the rights and obligations of ICG under this Agreement are vested in the successor to ICG by operation of law;

            (E) failure of there to be an Initial Public Offering within twenty-four (24) months of the Effective Date;

            (F) a Change in Control;

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            (G) involuntary relocation of Executive's primary office to a location more than fifty (50) miles from the location mutually agreed to by Executive and the Company pursuant to Section 8.6 of this Agreement; and

            (H) material reduction of Executive's duties and authority as set forth in Section 3 of this Agreement as in effect on the Effective Date.

      1.16 "GUIDANCE" has the meaning set forth in Section 14.3.

      1.17 "ICG" means International Coal Group, Inc. and each of the affiliates of International Coal Group, Inc. (meaning any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, International Coal Group, Inc.), along with all successors and assigns of each of such entities.

      1.18 "INITIAL PUBLIC OFFERING" or "IPO" means an initial offering of common stock of ICG that is completed by the sale of such shares pursuant to ICG's first effective registration statement for the sale of shares filed under the Securities Act of 1933, as amended.

      1.19 "IRS" means the Internal Revenue Service.

      1.20 "PLAN" means the International Coal Group, Inc. 2005 Management Equity Incentive Compensation Plan or if such plan has not been adopted as of the Effective Date, such plan as subsequently adopted which shall contemplate the equity grants set forth in Section 5.3.

      1.21 "PROTECTED EMPLOYEE" has the meaning set forth in Section 11.2.

      1.22 "TARGETED ANNUAL BONUS" has the meaning set forth in Section 5.2.

      1.23 "TERM" has the meaning set forth in Section 4.

      1.24 "TERMINATION DATE" means the date on which the termination of Executive's employment with ICG becomes effective.

2.    EMPLOYMENT.

      ICG hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 4 of this Agreement.

3.    DUTIES.

            (A) During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and agrees to serve as an officer, director and/or employee of such affiliates of ICG in accordance with reasonable and lawful directions from ICG's Board of Directors and in accordance with ICG's Articles of Incorporation and Bylaws, as both may be amended from time to time. Executive will report directly to the Board of Directors, and its Chairman.

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            (B) The Board of Directors will elect Executive as a director of the
      Company, effective no later than March 31, 2005. During the Term, the Company shall use its best efforts to re-nominate and elect Executive as a director of the Company upon the expiration of his initial term as a member of the Board of Directors.

            (C) While Executive is employed by ICG as a full-time employee, Executive shall serve ICG, faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of ICG and to the promotion of its interests. Executive shall not, without the written consent of the Board of Directors either render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive, or serve as a board member, director or trustee of any corporation or organization regardless of whether Executive is paid for such services. Nothing in this Section 3 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as President and Chief Executive Officer.

            (D) Executive shall develop and present to the Board for review and approval an incentive and perquisite benefit program for senior executive officers of the Company.

            (E) Subject to approval by the Board of Directors, Executive may by June 30, 2005, make reasonable modifications to the forecasted 2005 EBITDA and further in a timely manner make forecasts for subsequent years EBITDA which if reasonable shall be the basis for Executive's Annual Bonus.

            (F) Subject to the direction of the Board of Directors, Executive shall have powers as are typically granted to a Chief Executive Officer of a corporation engaged in a similar business to Company (including, without limitation, the power to make decisions with respect to hiring and termination of employees).

4.    TERM OF EMPLOYMENT.

      Subject to Article 9, the term of this Agreement (the "Term") shall commence on Executive's first day of employment with ICG which shall be mutually agreed to by ICG and Executive but in any event no later than April 1, 2005. The Term shall end on March 31, 2008. The Term shall automatically be extended by one (1) year on each March 31, beginning March 31, 2007, unless not later than December 31 of each year, beginning December 31, 2006, ICG notifies Executive, or Executive notifies ICG, that it or he, as the case may be, does not desire to have the Term extended. For example, if such notice of non-extension is not given by December 31, 2006, the Term of this Agreement shall automatically be extended to March 31, 2009.

5.    COMPENSATION.

      5.1 BASE SALARY. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to ICG under this Agreement a Base Salary of Five Hundred Thousand Dollars ($500,000) per year, which will be payable in such installments established by ICG for all salaried employees, and which will be subject to

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annual review for purposes of salary increases by the Board of Directors or any committee designated by the Board of Directors (the base salary, as it may be increased from time to time, is referred to herein as the "Base Salary").

      5.2 BONUS. In addition to his Base Salary, Executive will be entitled to a performance-based annual cash bonus (the "Annual Bonus"), which will be paid as soon as practicable following the determination by the Board of Directors of the amount of such Annual Bonus following preparation of ICG's financial results for the year in question. Executive will be eligible for the "Targeted Annual Bonus," if ICG's earnings before interest, taxes, depreciation and amortization ("EBITDA") is between 90% and 110% of ICG's forecasted EBITDA; provided, however, that the Annual Bonus awarded will increase by 2% of variance above 110% or decrease by 2% of variance below 90%. For 2005, the Targeted Annual Bonus amount will be Seven Hundred Thousand Dollars ($700,000). The Targeted Annual Bonus for the remainder of the Term will be 200% of Base Salary. The Annual Bonus payable for 2005 and 2006 will not be less than Five Hundred Thousand Dollars ($500,000) per year.

      5.3 EQUITY COMPENSATION.

            (A) Pursuant to the terms of the Plan and award agreements thereunder, within seven days of the Effective Date, ICG will grant Executive the following equity awards:

                  (i) Options to purchase a number of shares of common stock of the Company ("Company Stock") determined by dividing $3.5 million by the fair market value per share of the Company Stock on the date of grant. The exercise price for each option shall be the fair market value of the Company Stock on the date of grant. All such options will vest 25% on the issuance date and 25% annually on each of the first, second and third anniversaries of the Effective Date.

                  (ii) A grant of 206,250 restricted shares of Company Stock.
            The restrictions on such shares of Company Stock will lapse one-third (1/3) annually on each of the first, second and third anniversaries of the Effective Date. If 206,250 multiplied by the average sales price per share of Company Stock of any IPO during the Term is less than $2.0625 million, then Executive shall be granted additional restricted shares of Company Stock so that the total value of the Company Stock (based upon the average sales price per share of Company Stock in the IPO) granted under this Section 5.3(A)(ii) equals $2.0625 million. The restrictions on such additional restricted shares of Company Stock will lapse one-third (1/3) annually on each of the first, second and third anniversaries of the Effective Date.

                  (iii) A grant of 68,750 unrestricted shares of Company Stock.
            If 68,750 multiplied by the average sales price per share of Company Stock of any IPO during the Term is less than $687,500, then Executive shall be granted additional shares of Company Stock so that the total value of the Company Stock (based upon the average sales price per share of Company Stock in the IPO) granted under this Section 5.3(A)(iii) equals $687,500.

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            (B) Provided that Executive shall make timely elections under
      Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay Executive an income tax "gross-up" payment such that Executive will be made whole for the federal and state income and employment tax impact of the equity compensation vesting of the grants provided for in Sections 5.3(A)(ii) and (iii) and the gross-up payment contemplated herein.

            (C) Any unvested grants pursuant to Sections 5.3(A)(i) and (ii) will accelerate and vest if: (i) there occurs a Change in Control; (ii) ICG has had an underwriting of not less than $100 million of equity and Company Stock has become listed and traded on a registered securities exchange (NYSE, AMEX or NASDAQ) for thirty (30) consecutive trading days at 150% or more of the price of Company Stock upon an Initial Public Offering; (iii) Executive's employment is terminated other than for Cause or terminates with Good Reason; or (iv) Wilbur L. Ross ceases to serve as chairman of the Board of Directors.

      5.4 SIGN ON BONUS PAYMENT. As soon as reasonably practicable, but not later than thirty (30) days after the Effective Date, ICG will pay to Executive One Hundred Eight Thousand Three Hundred Eleven Dollars ($108,311) to compensate Executive for incentive compensation lost by virtue of his resignation of employment from his prior employer.

      5.5 ADDITIONAL TERM LIFE INSURANCE. In addition to any life insurance provided to Executive under Section 8.1, Company shall commencing on the Effective Date pay the premiums for a period of 120 months on a $3 million term life insurance policy on Executive from a company mutually agreed to by Company and Executive, which policy is to be owned by Executive's designee.

6.    WITHHOLDING.

      All compensation payable to Executive shall be paid net of amounts withheld for federal, state, municipal or local income taxes, Executive's share, if any, of any payroll taxes and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

7.    PURCHASE OF COMPANY STOCK.

      Within forty-five (45) days of the Effective Date, Executive, using his own funds, shall purchase and the Company shall sell, 25,000 shares of Company Stock at $8 per share. Executive shall pay for such shares in cash. Should this purchase be deemed a bargain purchase, Company shall pay to Executive an income tax "gross-up" payment such that Executive will be made whole for the federal and state income and employment tax impact of the bargain purchase element and the gross-up payment contemplated herein.

8.    OTHER BENEFITS OF EMPLOYMENT.

      8.1 EMPLOYEE BENEFITS. Executive will be entitled to participate in such hospitalization, life insurance, long and short term disability, 401(k) and other employee benefit plans and programs, if any, as may be adopted by ICG from time to time, in accordance with the

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provisions of such plans and programs and on the same basis as other full-time salaried employees of ICG who participate in such employee benefit plans (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

      8.2 EXECUTIVE BENEFITS. Executive shall be entitled to participate in any employee benefit adopted by ICG for executive level employees. At a minimum for Executive, such benefits shall include a company automobile consistent with ICG's then policy on company automobiles; participation in such deferred compensation arrangements as may be approved by the Board; reasonable retirement planning services; reasonable financial and tax preparation services; and the use of private aircraft for business purposes as appropriate. The Company shall pay to Executive an income tax "gross-up" payment such that Executive will be made whole for the federal and state income tax impact of any taxable executive benefits provided hereunder and the gross-up payment contemplated herein; provided, however, that the Company shall not be responsible for any tax impact to Executive as a result of Section 409A of the Code.

      8.3 STOCK BASED AWARDS. Executive shall be eligible to receive grants of stock options, performance units, stock appreciation rights, restricted stock, deferred shares, and other stock-based awards in accordance with the provisions of the Plan or other stock-based award or long-term incentive plan that ICG may adopt or amend or supersede from time to time. The terms of such grants shall be determined by the Board of Directors (or its designee as provided in the Plan or as appointed by the Board of Directors) in accordance with the Plan; provided, however, that notwithstanding any provision of the Plan to the contrary, in the event of (i) any termination of Executive's employment for any reason other than for Cause pursuant to Section 9.1, or (ii) termination of employment for Good Reason pursuant to Section 9.2, any stock-based award granted to Executive prior to such Termination Date shall immediately vest and be exercisable by or issued to the Executive under the Plan.

      8.4 TAXES AND WITHHOLDING. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 8, and ICG will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes, unless taxes are to be paid by ICG as set forth in the provisions of this Agreement.

      8.5 REIMBURSEMENT OF EXPENSES.

            (A) Following submission of appropriate documentation in accordance with its policies in effect from time to time, ICG will pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with ICG's policies in effect from time to time.

            (B) ICG will reimburse Executive for the reasonable travel expenses incurred by Executive in the course of interviewing for the position contemplated by this Agreement.

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      8.6 RELOCATION. ICG's executive offices will be relocated to a location mutually agreed to by the Company and Executive. If such offices are not located in Charleston, West Virginia, or are subsequently relocated to a location more than thirty (30) miles from Charleston, West Virginia, and Executive elects to relocate his residence to such relocated offices, Executive will be entitled to relocation benefits pursuant to ICG's relocation assistance program, which shall include the reasonable and customary costs both in the sale and purchase of Executive's primary residence, the purchase of Executive's primary residence by ICG or its assignee for 95% of the primary residence's appraised value if it is not sold within ninety (90) days of its initial listing, as well as the reasonable costs associated with the relocation of Executive's household belongings, and to the extent not deductible by Executive, in each case, the Company shall pay to Executive an income tax "gross-up" payment such that Executive will be made whole for the federal and state income tax impact of any taxable benefit provided pursuant to this Section 8.6 and the gross-up payment contemplated herein. It is expressly understood that Executive shall be under no obligation to relocate his residence to within thirty (30) miles of ICG's executive offices.

      8.7 VACATION. Notwithstanding any policy of the company for salaried employees, Executive will be entitled to four (4) weeks paid vacation and ICG recognized holidays.

9.    TERMINATION.

      9.1 TERMINATION BY ICG.

            (A) This Agreement shall automatically terminate effective upon (i) the date of Executive's death; (ii) the date that Executive is determined to be permanently Disabled or (iii) the date of Executive's retirement.

            (B) ICG may terminate this Agreement, and Executive's employment with ICG, without Cause upon ninety (90) days' prior written notice to Executive.

            (C) ICG may terminate this Agreement, and Executive's employment with ICG, with Cause; provided, that, Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Executive written notice of termination by ICG along with a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors then in office (excluding Executive if Executive is then a member of the Board) at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting Cause as herein defined and specifying the particulars thereof in detail.

      9.2 TERMINATION BY EXECUTIVE. Executive may terminate this Agreement, and his employment with ICG, with or without Good Reason, upon ninety (90) days' prior written notice to ICG.

      9.3 NOTICE. Any purported termination of this Agreement by ICG or Executive shall be communicated by written notice of termination to the other party, pursuant to Section 14.6.

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Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated, and shall specify the Termination Date (which shall not be earlier than the date of the notice).

10.   COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

      10.1 TERMINATION OF EMPLOYMENT UPON DEATH. If Executive's employment is terminated by reason of death, his estate shall be entitled to receive only the Base Salary to which Executive was entitled through the date of death, any accrued unpaid bonus compensation due to Executive with respect to the calendar year prior to his death, bonus compensation for the calendar year in which Executive's death occurs (calculated on a pro rata basis), and such other benefits as may be available to Executive or his estate through ICG's benefit plans and policies. The payment of said bonus compensation shall be made in a lump sum within sixty (60) days from the Termination Date and the current year's bonus amount by March 15 of such subsequent year.

      10.2 TERMINATION OF EMPLOYMENT UPON DISABILITY. If Executive's employment is terminated due to his Disability, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date due to Disability, any unpaid bonus compensation due to Executive with respect to the calendar year prior to termination for Disability, bonus compensation for the calendar year in which the Termination Date occurs (calculated on a pro rata basis), and such other benefits as may be available to Executive through ICG's benefit plans and policies. The payment of said bonus or incentive compensation shall be made in a lump sum within sixty (60) days from the Termination Date and the current year's bonus amount by March 15 of such subsequent year.

      10.3 TERMINATION OF EMPLOYMENT BY ICG FOR CAUSE. If Executive's employment is terminated for Cause as provided in Section 9.1(C), Executive shall be entitled to receive the Base Salary to which he was entitled through the Termination Date, any unpaid bonus due to Executive with respect to a prior year, and such other benefits as may be available to him through ICG's benefit plans and policies in effect on the Termination Date, other than any unpaid bonus compensation for the calendar year of termination, which shall be forfeited.

      10.4 TERMINATION BY ICG WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON. If ICG terminates Executive's employment without Cause pursuant to
Section 9.1(B) or if Executive terminates his employment for Good Reason pursuant to Section 9.2, Executive shall receive the Base Salary to which he was entitled through the Termination Date, any unpaid bonus due to Executive with respect to a prior year, bonus compensation for the calendar year in which the Termination Date occurs (calculated on a pro rata basis) and severance pay equal to (A) three (3) times his Base Salary; (B) three (3) times the Executive's Annual Bonus for the year preceding termination of employment; and (C) medical and dental coverage under the plan(s) in effect under the COBRA eligibility period for Executive and any eligible dependents for the period of time Executive and/or his dependents(s) remain eligible for COBRA, but not to exceed two (2) years from the Termination Date; provided, that Executive shall pay the employee portion of all premiums, co-pays and deductibles on the same terms and conditions as other senior executives of the Company from time to time. Such severance and bonus compensation

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shall be paid quarterly on the last business day of each of the eight (8)
calendar quarters commencing immediately after the Termination Date. Executive agrees that he shall not be entitled to any additional compensation or benefits other than what is set out in Sections 5.3, 5.5 and 10.4. Executive and ICG agree that the receipt of severance benefits as defined in this Section 10.4 are conditioned upon and subject to Executive and ICG executing a valid release agreement releasing any and all claims which Executive has or may have against ICG arising out of Executive's employment (other than enforcement of this Agreement and any benefits to which Executive is entitled to under the benefit programs of the Company).

      10.5 TERMINATION OF EMPLOYMENT BY EXECUTIVE OTHER THAN FOR GOOD REASON. If Executive terminates employment with ICG pursuant to Section 9.2 other than for Good Reason or Executive elects to not renew this Agreement for an additional term, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date, any unpaid bonus compensation due to Executive for the calendar year prior, bonus compensation for the calendar year in which the Termination Date occurs (calculated on a pro rata basis), and such other benefits as may be available to him through ICG's benefit plans and policies through the Termination Date. The payment of any prior year's bonus shall be made in a lump sum within sixty (60) days from the Termination Date and the current year's bonus by March 15 of the subsequent year. If the Company elects not to renew this Agreement for an additional term and Executive terminates employment, Executive shall be entitled to receive compensation equal to one (1) years of his Base Salary plus one (1) times the average of Executive's previous three (3) years annual bonus (or if Executive was employed for less than three (3) years, the average of Executive's bonus during the actual employment term), which shall be paid quarterly on the last business day of each of the four (4) calendar quarters commencing immediately after the Termination Date.

      10.6 NON-PAYMENT DUE TO BREACH. In the event Executive materially breaches the covenants set forth in Section 11 hereof, then ICG's obligation to make any remaining payments under this Agreement that have not already been paid to Executive shall be terminated.

      10.7 CERTAIN FURTHER PAYMENTS BY ICG.

            (A) In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by ICG or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the
      Code), or any similar tax that may hereafter be imposed, ICG shall pay to Executive at the time specified in this Section 10.7 an additional amount (the "Excise Tax Reimbursement") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income or employment tax and Excise Tax on the Excise Tax Reimbursement provided for by this Section 10.7, but before deduction for any federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

            (B) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

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                  (i) such Covered Payments will be treated as "parachute
            payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of ICG's independent certified public accountants appointed prior to the date upon which a change in control became effective or tax counsel selected by such accountants (the "Accountants"), ICG has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and

                  (ii) the value of any non-cash benefits or any deferred
            payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (C) For purposes of determining the amount of the Excise Tax Reimbursement, Executive shall be deemed to pay:

                  (i) federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Excise Tax Reimbursement is to be made; and

                  (ii) any applicable state and local income taxes at the
            highest applicable marginal rate of taxation for the calendar year in which the Excise Tax Reimbursement is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

            (D) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the IRS to be less than the amount taken into account hereunder in calculating the Excise Tax Reimbursement made, Executive shall repay to ICG, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Excise Tax Reimbursement that would not have been paid if such Excise Tax had been applied in initially calculating such Excise Tax Reimbursement. Notwithstanding the foregoing, in the event any portion of the Excise Tax Reimbursement to be refunded to ICG has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. Executive and ICG shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

            (E) In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the IRS to exceed the amount taken into account hereunder at the time the Excise Tax Reimbursement is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be

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

      determined at the time of the Excise Tax Reimbursement), ICG shall make an additional Excise Tax Reimbursement in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (F) The Excise Tax Reimbursement (or portion thereof) provided for in Section 10.7(A) above shall be paid to Executive not later than ten
      (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Excise Tax Reimbursement (or portion thereof) cannot be finally determined on or before the date on which payment is due, ICG shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Excise Tax Reimbursement and shall pay the remainder of such Excise Tax Reimbursement as soon as the amount thereof can be determined, but in no event later than forty five (45) calendar days after payment of the related Covered Payment.

11.   CONFIDENTIALITY AND NON-SOLICITATION.

      11.1 NON-DISCLOSURE. Executive, both during the term hereof and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than ICG, any secret or confidential information or data regarding the business of ICG or any secret or confidential information or data regarding the business or property of ICG or regarding any secret or confidential apparatus, process, system or other method at any time use, developed or investigated by or for ICG, whether or not developed, acquired, discovered or investigated by Executive. Upon termination or expiration of this Agreement or as soon thereafter as possible, Executive shall promptly deliver to ICG all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of ICG or any secret or confidential product, apparatus or process used, developed, acquired or investigated by ICG.

      11.2 NO SOLICITATION. Executive hereby agrees and covenants that during the term of this Agreement, and for a period of two (2) years thereafter so long as ICG is not in material breach of this Agreement, he shall not, directly or indirectly, on his own behalf or with others (A) induce or attempt to induce any ICG employee who is a direct report to Executive or who is a president, mine superintendent or maintenance superintendent or an equivalent position of any subsidiary or operating unit of ICG ("Protected Employee") to leave the employ of ICG, or in any way interfere with the relationship between ICG and any Protected Employee except that it is specifically agreed by Executive and ICG that this Section 11.2 is not violated by any response by a Protected Employee to a publicly announced job opening with Executive or his subsequent employer whether such announcement appears in newspapers, trade publications, web sites or similar public media; (B) induce or attempt to induce any referral source, customer or other business relation of ICG not to do business with ICG, or to cease doing business with ICG; or (C) solicit, divert or actively take away, or attempt to solicit, divert or take away, for purposes of conducting a business substantially similar to the business of ICG, any individual, corporation, partnership or other association or entity who as of the Termination Date, both
(i) had a business relationship with ICG or, to Executive's knowledge, was during the ninety (90) day period preceding the Termination Date solicited in writing by ICG for business (whether or not he, she or it became an actual customer) and (ii) was personally contacted by Executive during such ninety (90) day period; provided, however, that the foregoing provisions of this
Section 11.2 shall not prohibit Executive from participating in any response to an open bidding or quote request of any customer of ICG, or prohibit Executive from any solicitation that does not, directly or indirectly, divert business from ICG; and, provided further, that Executive and any subsequent employer may in the ordinary course of business compete with ICG for customers, properties or otherwise, without violating this Section 11.2, provided that Executive shall not attempt to induce any entity with which ICG has any existing business relationship to terminate that business relationship prior to the termination of existing contracts or orders with that entity.

      11.3 INJUNCTIVE RELIEF. Executive acknowledges that it is impossible to measure in money the damages that will accrue to ICG by reason of Executive's failure to observe any of the obligations imposed on him by this Section 11. Accordingly, if ICG shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to ICG, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists.

      11.4 SEVERABILITY. If a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Sections 11.1 and 11.2 is an unenforceable restriction on Executive's activities, the provisions of such sections shall not be rendered void but shall be deemed amended to apply such maximum time and scope and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

12.   REPRESENTATIONS.

      12.1 Executive hereby represents that he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, including, but not limited to, Arch Coal, Inc., any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer of any former employer, including, but not limited to, Arch Coal, Inc.

      12.2 Executive hereby represents that, except as he has disclosed in writing to ICG, he is not bound by the terms of any agreement with any previous company or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive's employment with ICG or to refrain from competing, directly or indirectly, with the business of such previous company or any other party.

      12.3 Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of ICG does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data Executive acquired in confidence or in trust prior to his employment with ICG, and that he will not knowingly disclose to ICG or induce ICG to use any confidential or proprietary information or material belonging to any previous company or others.

      12.4 Executive further represents that, to his knowledge, his past actions in the coal industry will not cause ICG to be permanently or materially permit blocked due to Executive's employment hereunder, and Executive will promptly and diligently cooperate to remove as soon as reasonably practicable any asserted link under the "Applicant Violator System" as maintained by the Federal Office of Surface Mining and any similar state program.

13.   INDEMNIFICATION.

      ICG shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, and in the manner therein provided, indemnify and hold harmless Executive, through the duration of the Term and all statutory periods during which any such claim may be brought or asserted, from and against any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which Executive is or is threatened to be made a party by reason of the fact that he is or was a director, officer, employee or agent of ICG. Executive will be further covered by the indemnification and limitations on liability of officers and directors provided under ICG's Certificate of Incorporation and By-laws and any separate agreement between ICG and Executive and/or any officers and directors indemnification insurance policy now or hereafter paid for by ICG.

14.   MISCELLANEOUS.

      14.1 ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

      14.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      14.3 COMPLIANCE WITH SECTION 409A OF THE CODE. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent any benefit paid under this Agreement shall be subject to Section 409A of the Code, such benefit shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of Treasury and the IRS with respect thereto (the "Guidance"). Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

      14.4 ARBITRATION.

            (A) Any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof, shall be finally settled through arbitration by a single arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes conducted in the city of Executive's domicile. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 14.7. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. In addition, the Company shall propose a reasonable set of rules to guide any proceedings under this Section 14.4(A). Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be unduly prejudicial to either party. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator's determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by ICG and Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that Executive's share of such expenses will not exceed the maximum permitted by law. Any arbitration or action pursuant to this Section 14.4(A) will be governed by and construed in accordance with the substantive laws of the state of Executive's domicile and, where applicable, federal law, without giving effect to the principles of conflict of laws of such state.

            (B) Notwithstanding Section 14.4(A), ICG will not be required to seek or participate in arbitration regarding any actual or threatened breach of Executive's covenants in Section 11, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in state of Executive's domicile, or in the sole discretion of ICG, in a court of competent jurisdiction where Executive has committed or is threatening to commit a breach of Executive's covenants in Section 11, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

      14.5 ENTIRE AGREEMENT. This Agreement between Executive and ICG, set forth the entire agreement of the parties concerning the employment of Executive by ICG, and any other oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. Both parties hereto have participated in the selection of the words and phrases set forth in this Agreement in order to express their joint intentions in entering into this employment relationship, and the parties hereto agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

      14.6 NOTICES. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of ICG at the time of the delivery of such notice, and properly addressed to ICG if addressed to:

                           Corporate Secretary
                           International Coal Group Inc.
                           2000 Ashland Drive
                           Ashland, Kentucky 41101

      14.7 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any statute, law regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of law. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

      14.8 SURVIVAL. Executive and ICG agree that upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of ICG to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Section 11 of this Agreement, the provisions hereof relating to the obligations of ICG described in the preceding sentence and any other provision of this Agreement that is intended to continue in full force and effect after the termination of Executive's employment, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

      14.9 PAYMENT OF LEGAL FEES. ICG will pay Executive's reasonable legal and financial consulting fees and costs associated with entering into this Agreement and further agrees to pay the Executive an income tax "gross-up" payment such that Executive will be made whole for the federal and state employment tax impact on such payment and the "gross up" payment contemplated herein.

      14.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                         [Remainder of Page Left Blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

                                         Company:

                                         INTERNATIONAL COAL GROUP, INC.

                                         /s/ Wilbur L. Ross
                                         -------------------------------
                                         Wilbur L. Ross, Chairman

                                         Executive

                                         /s/ Bennett K. Hatfield
                                         -------------------------------
                                         Bennett K. Hatfield